Exhibit 99.15

Johnson & Johnson Announces Agreement to Acquire Peninsula
Pharmaceuticals, Inc.

New Brunswick, NJ (April 19, 2005) - Johnson & Johnson (NYSE: JNJ) announced a definitive agreement under which Ortho-McNeil Pharmaceutical, Inc., a subsidiary of Johnson & Johnson, would acquire Peninsula Pharmaceuticals, Inc., a privately held biopharmaceutical company focused on developing and commercializing antibiotics to treat life-threatening infections.

Peninsula's lead product candidate, doripenem, is a broad-spectrum antibiotic and a new member of the carbapenem class of beta-lactam antibiotics. Peninsula is currently evaluating doripenem in six Phase III clinical trials. In addition, doripenem received Fast Track designation from the U.S. Food and Drug Administration (FDA) for the treatment of nosocomial pneumonia, including ventilator-associated pneumonia (VAP).

The cash-for-stock transaction is valued at approximately $245 million and is expected to close in the second quarter. Upon closing, Johnson & Johnson expects to incur a one-time after-tax charge of approximately $0.08 per share, as substantially all of the purchase price will be expensed as in-process research and development.

Prior to completing the acquisition, Peninsula will spin out
PPI-0903, a fifth generation broad-spectrum cephalosporin into Cerexa, Inc., a newly-formed company which will not be owned by Johnson & Johnson post-closing.

Johnson & Johnson, through its operating companies, is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical and medical devices and diagnostics markets. The more than 200 Johnson & Johnson operating companies employ approximately 111,000 men and women in 57 countries and sell products throughout the world.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment.) A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2005. Copies of this Form 10-K are available online at www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.